Exhibit No. 10(iii).30

EXECUTION COPY

SAFEWAY EXECUTIVE

DEFERRED COMPENSATION PLAN II

(Adopted Effective January 1, 2005)

TABLE OF CONTENTS

ARTICLE I. TITLE AND DEFINITIONS		1
1.1	Title	1
1.2	Definitions	1

ARTICLE II. PARTICIPATION		6

ARTICLE III. DEFERRAL ELECTIONS		6
3.1	Elections to Defer Compensation	6
3.2	Investment Elections	8

ARTICLE IV. ACCOUNTS AND TRUST FUNDING		9
4.1	Deferral Accounts	9
4.2	Company Discretionary Contribution Account	9
4.3	Trust Funding	10

ARTICLE V. VESTING		11

ARTICLE VI. DISTRIBUTIONS		11
6.1	Distribution of Accounts	11
6.2	Subsequent Deferral Election	13
6.3	Distribution Upon an Unforeseeable Emergency	13
6.4	Inability to Locate Participant	14

ARTICLE VII. ADMINISTRATION		14
7.1	Committee	14
7.2	Committee Action	14
7.3	Powers and Duties of the Committee	14
7.4	Construction and Interpretation	15
7.5	Information	15
7.6	Compensation, Expenses and Indemnity	15
7.7	Quarterly Statements	16

ARTICLE VIII. CLAIMS AND APPEALS PROCEDURES		16
8.1	Informal Resolution of Questions	16
8.2	Formal Benefits Claim	16
8.3	Notice of Denied Request	16
8.4	Appeal to Senior Vice President	17
8.5	Exhaustion of Remedies	17

ARTICLE IX. MISCELLANEOUS		18
9.1	Unsecured General Creditor	18
9.2	Restriction Against Assignment	18
9.3	Withholding	18
9.4	Amendment, Modification, Suspension or Termination	19
9.5	Governing Law	19

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9.6	Receipt of Release	19
9.7	Payments on Behalf of Persons Under Incapacity	19
9.8	Limitation of Rights and Employment Relationship	20
9.9	Exempt ERISA Plan	20
9.10	Notice	20
9.11	Errors and Misstatements	20
9.12	Pronouns and Plurality	20
9.13	Severability	20
9.14	Status	21
9.15	Headings	21

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SAFEWAY EXECUTIVE

DEFERRED COMPENSATION PLAN II

WHEREAS, Safeway Inc., a Delaware corporation (the “Company”) desires to establish the Safeway Executive Deferred Compensation Plan II, effective January 1, 2005 (the “Plan”) to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of salary and incentive compensation as well as Company contributions;

WHEREAS, this Plan is the successor plan to the Safeway Executive Deferred Compensation Plan, as in effect on December 31, 2004 (the “Prior Plan”);

WHEREAS, effective December 31, 2004, the Prior Plan was frozen and no new contributions or deferrals shall be made to it; provided however, that any vested contributions and deferrals made under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004;

WHEREAS, any contributions and deferrals made under the Prior Plan after December 31, 2004 and any contributions that were unvested on December 31, 2004 are deemed to have been made under this Plan; and

WHEREAS, the Plan is intended to comply with the requirements of Section 409A of the Code.

NOW, THEREFORE, effective as of January 1, 2005, the Plan is hereby adopted to read as follows:

ARTICLE I.

TITLE AND DEFINITIONS

1.1 Title.

This Plan shall be known as the Safeway Executive Deferred Compensation Plan II.

1.2 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” or “Accounts” shall mean a Participant’s Deferral Account, 401(k) Excess Account and/or Company Discretionary Contribution Account.

(b) “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, incentive and all other remuneration for services rendered to the Participating Company, prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(c) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with the procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. However, no designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. No Beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. If there is no Beneficiary designation in effect, or the designated beneficiary does not survive the Participant, then the Participant’s spouse shall be the Beneficiary. If there is no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company or Participating Company.

(d) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(e) “Bonuses” shall mean the incentive compensation earned during the Company’s fiscal year.

(f) “Change in Control” shall be deemed to have occurred, if any of the events in subparagraphs (1)-(3) below occur during the term of this Plan:

(1) A change in effective control of the Company as defined in Treasury Regulation 1.409A - 3(i)(s)(vi); or

(2) A change in ownership of the Company as defined in Treasury Regulation § 1.409A – 3(i)(5)(v); or

(3) A change in ownership of a substantial portion of the Company assets as defined in Treasury Regulation § 1.409A – 3(i)(5)(vii).

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

(i) “Company” shall mean Safeway Inc. and any successor corporations.

(j) “Company Discretionary Contribution Account” shall mean the bookkeeping account maintained by Company for each Participant that is credited with an amount equal to the Company Discretionary Amount, if any, and earnings and losses pursuant to Section 4.2(b).

(k) “Company Discretionary Contributions” shall mean, for each Participant for a Plan Year, an additional discretionary amount allocated to a Participant under this Plan as determined by the Committee. Such amount may differ from Participant to Participant both in amount including no contribution and as a percentage of Compensation.

(l) “Compensation” shall mean Base Salary, and Bonuses that the Participant is entitled to receive for services rendered to the Participating Company.

(m) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer pursuant to Section 3.1, and (2) the earnings and losses pursuant to Section 4.1(b) as calculated on the last Valuation Date.

(n) “Deferral Election” shall mean an Eligible Employee’s annual election to defer Base Salary and Bonus(es) on such form and at such time that the Company prescribes in accordance with the Plan and applicable laws.

(o) “Disabled” or “Disability” shall mean that an individual is determined to be totally disabled by the Social Security Administration.

(p) “Distributable Amount” shall mean the sum of the vested balance of a Participant’s Deferral Account, 401(k) Excess Account and Company Discretionary Contribution Account as calculated on the last Valuation Date.

(q) “Eligible Employee” shall mean any individual selected by the Committee from those employees of a Participating Company (i) at the level of “director” or above and/or who is eligible to participate in the director level bonus plan, (ii) whose potential maximum Compensation for a Plan Year is at least $100,000, as adjusted by the Committee from time to time, (iii) who is not non-exempt or subject to a collective bargaining agreement, and (iv) who receives notice of his or her eligibility. The Committee may, in its sole discretion, select such any other individual to participate in the Plan who do not otherwise meet the foregoing criteria.

(r) “Employer” shall mean the Company or the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom the Company would be considered a single employer under Section 414(b) of the Code; provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.

(s) “Enrollment Period” shall mean the time period in which the Company determines that a Participant may make a Deferral Election.

(t) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(u) “401(k) Excess Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to (1) the Participant’s 401(k) Excess Contributions, and (2) the earnings and losses pursuant to Section 4.3(b).

(v) “401(k) Excess” shall mean the amount, if any, limited by or distributable to a Participant from the 401(k) Plan by reason of Section 40l(k)(8) of the Code and the regulations issued thereunder, or which may not be contributed to the 401(k) Plan by reason of the limitations set forth in Section 402(g) of the Code.

(w) “401(k) Plan” shall mean the defined contribution plan, if any, maintained by a Participating Company under Section 401(k) of the Code, as in effect from time to time.

(x) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2(b).

(y) “Identification Date” shall mean each December 31.

(z) “Initial Election” shall mean the first election of an Eligible Employee’s deferral, in accordance with Section 3.1.

(aa) “Initial Election Period” for a newly Eligible Employee, shall mean the 30-day period following the time an individual receives notice of eligibility to participate in the Plan.

(bb) “Interest Rate” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each month.

(cc) “Key Employee” shall mean a Participant who, on an Identification Date, is:

(1) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers shall be determined to be Key Employees as of any Identification Date;

(2) A five percent owner of the Company; or

(3) A one percent owner of the Company having annual Compensation from the Company of more than $150,000.

For purposes of this Section 1.2(cc) only and for determining whether a Participant is a Key Employee, the “Company” shall mean the Company and its affiliates that are treated as a single employer under Section 414(b) or (c) of the Code, and for purposes of determining whether a Participant is a Key Employee Treasury Regulation § 1.415(c) - 2(d)(3) shall be used to calculate compensation. If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(dd) “Participant” shall mean any Eligible Employee who becomes a Participant in accordance with Article II.

(ee) “Participating Company” shall mean the Company and each entity which is a member of a controlled group of entities (within the meaning of Section 414(b) or (c) of the Code) of which Safeway Inc. is a component member, if the Company determines that such entity’s employees may participate in the Plan.

(ff) “Payment Date” shall mean the time as soon as practicable, but no later than 90 days, after the first day of the month following the end of the calendar quarter in which the Participant’s Separation from Service occurs for any reason.

(gg) “Plan” shall mean the Safeway Executive Deferred Compensation Plan II set forth herein, now in effect, or as amended from time to time.

(hh) “Plan Year” shall mean the 12 consecutive month period beginning on each January 1 and ending on each December 31.

(ii) “Prior Plan” shall mean the Safeway Executive Deferred Compensation Plan, as in effect on December 31, 2004.

(jj) “Retirement” shall mean a Participant’s Separation from Service with an Employer on or after age 55 in accordance with the Company’s retirement policies as then in effect.

(kk) “Scheduled Withdrawal Date” shall be in January in the year elected by the Participant for an in-service withdrawal of all amounts of Compensation, and prior to January 1, 2007 Compensation and/or 401(k) Excess, that a Participant elects to defer in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election forms for such Plan Year.

(ll) “Separation from Service” shall mean termination of employment with an Employer, other than by reason of Disability or death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to an Employer at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full years of employment with an Employer (or if employed by an Employer less than three years, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with an Employer is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three years of employment with an Employer (or if employed by an Employer less than three years, such lesser period).

(mm) “Trust” shall mean the Safeway Executive Deferred Compensation Plan Trust.

(nn) “Unforeseeable Emergency” shall have the same meaning as provided in Section 409(A)(2)(B)(ii) of the Code.

(oo) “Valuation Date” shall mean (i) for a Participant who experiences a Separation from Service for any reason or a Disability, the last trading day of the calendar quarter in which the Participant’s Separation from Service or Disability occurs, and (ii) for a Participant who receives a Scheduled Withdrawal, the last trading day of the calendar quarter preceding the month in which the Scheduled Withdrawal occurs; provided, however, the Company may, in its sole and absolute discretion, designate a different Valuation Date. Notwithstanding the foregoing or anything in this Plan to the contrary, the Valuation Date may be different for different Participants.

ARTICLE II.

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by (1) electing to defer a portion of his or her Compensation in accordance with Section 3.1 or having a Company Discretionary Contribution Account established in accordance with Section 4.2, and (2) filing such other forms as the Committee may reasonably require for participation hereunder. An Eligible Employee who completes the requirements of the preceding sentence shall commence participation in this Plan as of the first day of the month in which Compensation is deferred in accordance with Section 3.1 or 4.2 or amounts are credited in accordance with Section 4.2.

ARTICLE III.

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Elections under Prior Plan. The elections made by Participants under the Prior Plan are deemed to be elections under this Plan to the extent such deferrals applied to amounts earned or deferred after December 31, 2004.

(b) Annual Election.

(1) Base Salary Deferrals. An Eligible Employee may make a Deferral Election no later than the last day of the Plan Year preceding the Plan Year in which the Base Salary is earned, and such Deferral Election shall be irrevocable on the first day of the Plan Year for deferrals pertaining to that Plan Year. In the event an Eligible Employee fails to timely file an election, he shall be deemed to have elected not to have deferred any Base Salary for any relevant period. Participant’s Deferral Election shall continue to be applied to each subsequent Plan Year until modified or revoked; provided that any such modification or cancellation shall apply to the Plan Year following the year in which Participant files the modification or revokes his or her election.

(2) Bonus Deferrals. An Eligible Employee may make a Deferral Election no later than the last day of the Plan Year preceding the Plan Year in which the Bonuses are earned, and such Deferral Election shall be irrevocable on the first day of the Plan Year to which it pertains. In the event an Eligible Employee fails to timely file an election, he shall be deemed to have elected not to have deferred any Bonuses for the relevant period.

(3) 401(k) Excess Deferrals. Prior to January 1, 2007, an Eligible Employee may make a Deferral Election no later than the last day of the Plan Year preceding the Plan Year in which the 401(k) Excess is earned, and such Deferral Election shall be irrevocable on the first day of the Plan Year to which it pertains. In the event an Eligible Employee fails to timely file an election, he shall be deemed to have elected not to have deferred any 401(k) Excess for the relevant period.

(c) Performance-Based Compensation. Notwithstanding the foregoing, the Company, in its discretion, may permit a separate election to defer performance-based compensation as defined in treasury regulation section 1.409A-1(e) of the Code, and such election may be made no later than six months prior to the end of the applicable performance period; provided, however, that such election shall be made prior to the date that such performance-based compensation is readily ascertainable. Any election made under this paragraph (c) shall be irrevocable on the first day of such six-month period described in the preceding sentence, or such earlier date as the Company provides in the election form.

(d) Initial Election Period. Notwithstanding the foregoing, each newly Eligible Employee may defer Base Salary, and prior to January 1, 2007 may defer Base Salary, Bonuses and/or 401(k) Excess, by making an election that conforms to the requirements of this Section 3.1, in the manner prescribed by the Committee, no later than the last day of his or her Initial Election Period. Such Initial Election shall be irrevocable on the first day following the Initial Election Period, unless the Company in its discretion requires an earlier date of irrevocability. The Initial Election submitted pursuant to this paragraph (d) shall apply only to compensation earned from the date that such Initial Election is irrevocable.

(e) General Rule. The amount of Compensation which a Participant may elect to defer is such Compensation earned on or after the time at which the Participant elects to defer and shall be a flat dollar amount or a percentage of Base Salary and/or Bonus which shall not exceed 100% of the Participant’s Base Salary and/or 100% or his Bonus; provided that the total amount deferred by a Participant shall be limited in any Plan Year, if necessary, to satisfy the Employee’s withholding tax obligations (including income, Social Security, unemployment and Medicare taxes), as determined in the sole and absolute discretion of the Committee. The minimum deferral which may be elected to be made in any Plan Year by a Participant shall not be less than $5,000, which shall be based on a Participant’s Base Salary and target Bonus on the last day of the Enrollment Period.

(f) Special Election(s). Notwithstanding the foregoing and during the transition period provided in the regulations promulgated or notices issued under Section 409A of the Code, the Company may provide a special election(s) with respect to amounts deferred in 2005, 2006 and 2007; provided that the election is made at least 12 months prior to the originally scheduled distribution date and the election is made not later than December 31, 2007. An election made pursuant to this paragraph (f) shall be treated as an initial deferral election and shall be subject to any administrative rules imposed by the Company including rules intended to comply with Section 409A of the Code, the Treasury Regulations promulgated thereunder and applicable notices. No election under this paragraph (f) shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2007 or cause a payment to be paid in 2007, or (ii) be permitted after December 31, 2007.

(g) Cancellation of an Election. A Participant’s election to defer Base Salary or Bonuses shall be cancelled during the Plan Year only if such Participant is faced with an Unforeseeable Emergency or receives a hardship distribution under a Participating Company’s 401(k) Plan and Participant will be suspended from making additional deferrals under the Plan. Such suspension shall continue through the end of Plan Year in which the Participant is faced with an Unforeseeable Emergency and the Participant must submit a new election to defer Base Salary or Bonuses, effective the Plan Year after the Plan Year in which the Unforeseeable Emergency occurred, to resume participation in the Plan. If a Participant receives a hardship distribution under a Participating Company’s 401(k) Plan, such Participant must submit a new election to defer Base Salary or Bonuses, effective for the next Plan Year that is at least six months after the date in which such Participant receives a hardship distribution.

3.2 Investment Elections.

(a) At the time of making the deferral elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of investment funds the Participant’s Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his Deferral Account shall be deemed to be invested in one or more of the types of investment funds provided under the Plan. If a Participant fails to elect a type of fund under this Section 3.2, he or she shall be deemed to have elected the money market type of investment fund.

(b) Although the Participant may designate the type of investment funds in Section 3.2(a) above, the Committee shall not be bound by such designation. The Committee shall select from time to time, in its sole discretion, such investment funds to be the Funds available under the Plan. The Interest Rate of each such investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

ARTICLE IV.

ACCOUNTS AND TRUST FUNDING

4.1 Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Investment Fund Subaccounts”), each of which corresponds to a investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Deferral Account shall be credited as follows:

(a) Within five business days after each payroll date, the Committee shall credit the Investment Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant during each pay period in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the Investment Fund Subaccount corresponding to that investment fund;

(b) Each Investment Fund Subaccount of a Participant’s Deferral Account shall be credited daily with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount as of the last day of the preceding month plus contributions during the current month commencing on the date such contributions are credited to the Investment Fund Subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b).

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.

4.2 Company Discretionary Contribution Account.

The Committee shall establish and maintain a Company Discretionary Contribution Account for each Participant under the Plan, which shall be credited the amount of Company Discretionary Contributions, if any, contributed to the Plan on behalf of such Participant. Each Participant’s Company Discretionary Contribution Account shall be further divided into separate Investment Fund Subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Company Discretionary Contribution Account shall be credited as follows:

(a) The Committee shall credit the Investment Fund Subaccounts of the Participant’s Company Discretionary Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, that is, the proportion of the Company Discretionary Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding Investment Fund Subaccount; and

(b) As of the last day of each month, each Investment Fund Subaccount of a Participant’s Company Discretionary Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount as of the last day of the preceding month plus contributions during the current month commencing on the date such contributions are credited to the Investment Fund Subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

4.3 401(k) Excess Account.

The Committee shall establish and maintain a 401(k) Excess Account for each Participant under the Plan, for 401(k) Excess deferral made prior to January 1, 2008, which shall be credited the amount of 401(k) Excess, if any, contributed to the Plan on behalf of such Participant. Each Participant’s 401(k) Excess Account shall be further divided into separate Investment Fund Subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s 401(k) Excess Account shall be credited as follows:

(a) The Committee shall credit the Investment Fund Subaccounts of the Participant’s 401(k) Excess Account with an amount equal to the 401(k) Excess, if any, applicable to that Participant, that is, the proportion of the 401(k) Excess, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding Investment Fund Subaccount; and

(b) As of the last day of each month, each Investment Fund Subaccount of a Participant’s 401(k) Excess Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount as of the last day of the preceding month plus contributions during the current month commencing on the date such contributions are credited to the Investment Fund Subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

4.4 Trust Funding.

The Company has created the Trust to hold contributions made to this Plan. The Company shall make contributions to the Trust in accordance with the terms of the Trust.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Participating Companies and shall be used exclusively for the uses and purposes of Plan Participants and beneficiaries as set forth therein, neither the

Participant nor their beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and beneficiaries against the Participating Companies. Any assets held in the Trust will be subject to the claims of the Participating Companies’ general creditors under federal and state law in the event of insolvency as defined in Section 3 of the Trust.

The assets of the Plan and Trust shall never inure to the benefit of the Company, unless otherwise provided in the Trust, and the same shall be held for the exclusive purpose of providing benefits to Participants and their beneficiaries, other than reasonable expenses of administering the Plan and Trust.

ARTICLE V.

VESTING

A Participant’s Deferral Account and 401(k) Excess shall be 100% vested at all times. A Participant’s Company Discretionary Contribution Account, if any, shall be subject to such vesting schedule as the Committee may establish at the time the Company Discretionary Contributions are made under the Plan.

ARTICLE VI.

DISTRIBUTIONS

6.1 Distribution of Accounts.

(a) Election of Form of Payment. At the same time that a Participant elects to defer compensation under Section 3.1, such Participant shall elect, in the manner prescribed by the Committee, a form of payment for each Deferral Election from the following:

(1) Any specified number of approximately equal quarterly installments (not in excess of 60); provided, however, that a Participant may not elect a form of distribution under this paragraph (1) unless his or her Account has a value of $50,000 or more on the first day of the Enrollment Period. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code. A Participant’s Accounts shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Accounts under the Plan have been distributed; or

(2) A lump sum.

(b) Distribution upon Separation from Service. Upon a Participant’s Separation from Service (other than on account of Retirement), the Distributable Amount shall be paid to the Participant in a lump sum on the Payment Date.

(c) Distribution upon Retirement. Upon Retirement, the Distributable Amount shall be paid to the Participant in the form elected by the Participant, or if no election has been made then in ten annual installments. Distributions under this paragraph (c) shall be made, or begin to be made, on the Payment Date.

(d) Delayed Distribution to Key Employees. Notwithstanding any other provision of this Article VI to the contrary, the distributions scheduled to be made upon Separation from Service or Retirement to a Participant who is identified as a Key Employee as of the date he Separates from Service shall be made or begin to be made the time as soon as practicable, but no later than 30 days, after the first day of the month following the date which is the six month anniversary of the date in which the Participant’s Separation from Service occurs for any reason. The identification of a Participant as a Key Employee shall be made by the Committee in its sole discretion in accordance with Section 1.2(cc) of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

(e) Distribution on a Scheduled Withdrawal Date. In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation, and prior to January 1, 2008 Compensation and 401(k) Excess, and earnings on such amounts as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1.2(kk) of the Plan. A Participant’s Scheduled Withdrawal Date with respect to amounts of Compensation, and prior to January 1, 2008 Compensation and 401(k) Excess, deferred in a given Plan Year must be at least two years from the last day of the Plan Year for which such deferrals are made.

Amounts to be distributed on a Scheduled Withdrawal Date shall be paid as elected pursuant to paragraph (a) above; provided, however, if no valid election has been made as to the form of payment, such distribution shall be paid in a lump sum. A Participant may elect an optional form of payment only if the amount to be distributed on the Scheduled Withdrawal Date exceeds the amount in paragraph (g) below.

In the event a Participant Separates from Service prior to a Scheduled Withdrawal Date, the Participant’s entire Distributable Amount shall be paid in a lump sum on the Payment Date. In the event of Participant’s Retirement or Disability prior to a Scheduled Withdrawal Date, the Participant’s entire Distributable Amount will be paid in accordance with paragraph (c) or (f), respectively.

(f) Distribution upon Disability. If the Committee determines that a Participant has become Disabled, the Distributable Amount shall be paid to the Participant in the form elected by the Participant, or if no election has been made in a lump sum. Distributions under this paragraph (d) shall be made, or begin to be made, within 90 days of the date that Participant is determined to be Disabled.

(g) De Minimis Account.

(1) Predetermined Cashouts. Notwithstanding any provision to the contrary, in the event a Participant’s Account is equal or less than $50,000 on the date in which the Participant Retires or is determined to be Disabled, Participant’s Account shall be distributed to him or her in a lump sum on the Payment Date.

(2) Discretionary Cashouts. Notwithstanding any provision to the contrary, in the event a Participant’s aggregate total of his or her Account and account balance(s) under each plan or arrangement that may be aggregated with the Plan under Treasury Regulation § 1.409A–1(c)(2) is equal to or less than the limit under Section 402(g)(1)(B) of the Code, the Company in its discretion may distribute such Account to the Participant or his Beneficiary in a lump sum.

(h) Distribution Upon Death. In the event the Participant dies, the Distributable Amounts in the Participant’s Account shall be paid in a lump sum to his or her Beneficiary as soon as practicable, but not later than 90 days, after the date of Participant’s death.

(i) Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

6.2 Subsequent Deferral Election.

(a) Scheduled Withdrawals. A Participant may elect to change the time of the Scheduled Withdrawal Date and/or the form in which the distributions on the Scheduled Withdrawal Date is made for any Plan Year; provided such change occurs at least one year before the Scheduled Withdrawal Date and the change in time is for a period of not less than five years from the Scheduled Withdrawal Date prior to such change. The election to delay the Scheduled Withdrawal Date shall be irrevocable 12 months prior to the first day of the month in which the distributions on the Scheduled Withdrawal Date is scheduled to occur. A Participant who has modified a Scheduled Withdrawal Date, may again once further modify the Scheduled Withdrawal Date, but only with the consent of the Committee.

(b) Retirement. A Participant may elect to change the form of payment upon Retirement for the deferral Compensation and Company Discretionary Contributions for any Plan Year; provided that such extension occurs at least one year before Participant’s Retirement date and the Payment Date shall be delayed for a period of five years. The election to change the form of payment upon Retirement shall be irrevocable 12 months prior to the Participant’s Retirement date.

6.3 Distribution Upon an Unforeseeable Emergency.

The Committee may, in its sole discretion, direct payment to a Participant of all or any portion of the Participant’s Account balance, notwithstanding the election under Section 6.1(a) above, at any time that the Committee determines that such Participant has suffered an Unforeseeable Emergency which causes an emergency condition in the Participant’s financial affairs. Payment under this Section 6.3 shall be made in a lump sum as soon as administratively practicable, but not later than 90 days, after the Unforeseeable Emergency distribution is approved.

6.4 Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Account shall be treated in accordance under applicable law. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit may be reinstated without interest or earnings, subject to applicable laws.

ARTICLE VII.

ADMINISTRATION

7.1 Committee.

A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2 Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes as set forth herein, including, but not by way of limitation, the following:

(1) To select the funds in accordance with Section 3.2(b) hereof;

(2) To construe and interpret the terms and provisions of the Plan and to remedy any inconsistencies or ambiguities hereunder;

(3) To select employees eligible to participate in the Plan;

(4) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(5) To maintain all records that may be necessary for the administration of the Plan;

(6) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(8) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(9) To take all actions necessary for the administration of the Plan.

7.4 Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5 Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel and other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Participating Companies shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of a Participating Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7 Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis.

ARTICLE VIII.

CLAIMS AND APPEALS PROCEDURES

8.1 Informal Resolution of Questions.

Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Retirement Benefits Department of the Company. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Article VIII.

8.2 Formal Benefits Claim.

An Executive or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Senior Vice President, Human Resources, Safeway, Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3492. The Senior Vice President, Human Resources or his or her delegate, or if there is neither is available then the Company’s Benefit Plans Committee (“Senior Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Senior Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

8.3 Notice of Denied Request.

If the Senior Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 8.2. The notice shall set forth the specific reason(s) for the denial, reference to the specific Plan provision(s) upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

8.4 Appeal to Senior Vice President.

(a) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Senior Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Senior Vice President, Human Resources, Safeway, Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3492. The Senior Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(b) The Senior Vice President’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Senior Vice President shall not be restricted in his or her review to those provisions of the Plan cited in the original denial of the claim.

(c) The Senior Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Senior Vice President expects to reach a decision on the appeal.

(d) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provision(s) upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(e) The decision of the Senior Vice President on the final appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

8.5 Exhaustion of Remedies.

No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 8.2, has been notified that the claim is denied in accordance with Section 8.3, has filed a written request for a review of the claim in accordance with Section 8.4, and has been notified in writing that the Senior Vice President has affirmed the final denial of the appeal in accordance with Section 8.4.

ARTICLE IX.

MISCELLANEOUS

9.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Participating Companies. No assets of the Participating Companies shall be held in any way as collateral security for the fulfilling of the obligations of the Participating Companies under this Plan. Any and all of the Participating Companies’ assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

9.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person, persons or entity.

(a) No right, title or interest in the Plan or in any account may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. No right, title or interest in the Plan or in any Account shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) Notwithstanding the provisions of a subsection, a Participant’s interest in his Account may be transferred by the Participant pursuant to a domestic relations order that constitutes a “qualified domestic relations order” as defined by Section 414(p) of the Code.

9.3 Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any deferral of Participant’s payment or compensation by the amount of such of cash sufficient to provide the amount of said taxes.

9.4 Amendment, Modification, Suspension or Termination.

(a) The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts.

(b) Provided that it complies with Treasury Regulation § 1.409A-3(j)(4)(ix)(C), the Board may terminate this Plan in its discretion as follows:

(1) The Accounts of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated.

(2) Thirty days prior to or twelve months following a Change in Control and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan.

(3) Upon a corporate dissolution or liquidation of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participant’s Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates, or (ii) the first calendar year in which payment of the Accounts is administratively practicable.

9.5 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of California.

9.6 Receipt of Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such termination shall constitute a full release and discharge of the Committee and the Participating Companies.

9.8 Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant Beneficiary, or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust, and in no event shall the terms of employment of any Employee or Participant be modified or in any be effected by the provisions of the Plan and Trust.

9.9 Exempt ERISA Plan.

The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

9.10 Notice.

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the General Counsel and Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.11 Errors and Misstatements.

In the event of any misstatement or omission of fact by a Participant, Beneficiary or other person to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay or, if applicable, cause the Trustee to pay, the Participant or any other person entitled to payment under the Plan any underpayment in a lump sum or to recoup any overpayment from future payments to the participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

9.12 Pronouns and Plurality.

The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

9.13 Severability.

In the event that any provision of the Plan shall be declared unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such unenforceable or invalid provision had never been included herein.

9.14 Status.

The establishment and maintenance of, or allocations and credits to, the Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

9.15 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 29th day of October, 2007.

SAFEWAY INC.

By:	/s/ Michael J. Boylan

Its:	Vice President